Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of REE Automotive Ltd. for the registration of 3,404,744 shares of its Class A Ordinary shares and to the incorporation by reference therein of our report dated March 28, 2023, with respect to the consolidated financial statements of REE Automotive Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	Kost, Forer, Gabbay & Kasierer
January 29, 2024	A Member of Ernst & Young Global